Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

N100H2 Well Commences & CanArgo Secures 100% Norio Interest

April 8, 2005 – Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) announced today that it has commenced drilling operations on the N100H2 well on its Ninotsminda Field in Georgia, and also announced that it has reached agreement to secure a 100% working interest in the Norio exploration contract area.

The N100H2 well is the second horizontal well to be drilled as part of a planned 15 well under-balanced coil tubing drilling (“UBCTD”) program using Weatherford International, the international service company (“Weatherford”). A window has already been milled in the 7” casing at a depth of 2,450 metres (8,038 feet) by CanArgo’s Georgian operating company, and Weatherford have now commenced drilling operations. The N100H2 well, is scheduled to be drilled horizontally to a measured depth of 3,375 metres (11,073 feet). The total planned footage to be drilled is approximately 925 metres (3,035 feet) with a planned horizontal section length of 640 metres (2,100 feet). Additional equipment has been mobilised to Georgia by Weatherford in order to address some of the technical problems encountered while drilling the previous N22H well. The N100 area has been historically a much more productive area of the field than the N22 area, and as such it would be expected that the N100H2 well should be more productive than N22H, particularly as the horizontal section is planned to be much longer than that which was actually drilled in N22H.

CanArgo also announced today that its wholly owned subsidiary CanArgo Norio Limited has reached an agreement with a wholly owned subsidiary of the Georgian State Oil Company (`Georgian Oil`) to secure 100% of the contractor share in the Norio (Block XIc) & North Kumisi Production Sharing Agreement (“Norio PSA”). Georgian Oil were farming in for a 15% interest in the Norio PSA through a contribution to the Norio MK72 exploration well (plus an option to increase this to a 50% interest), and CanArgo have now reached agreement (subject to final contractual documentation), to pay Georgian Oil $1.75 million to terminate the farm-in agreement and secure a 100% working interest in the Norio PSA.

The Norio PSA covers the Norio and North Kumisi blocks, an exploration area of approximately 1,542 km2 (378,523 acres) within the Kura Basin in East Georgia, adjacent to our Ninotsminda and Samgori Fields. The primary target in the Norio PSA area is the Middle Eocene fractured volcanoclastic reservoir. This is a prolific hydrocarbon producing reservoir as demonstrated by the Samgori, Patardzeuli, South Dome and Ninotsminda oil fields which lie immediately to the south and east of the Norio PSA area and which together are reported to have produced some 200 million barrels of oil to date. The Norio PSA area represents a potential continuation of the same petroleum system to the north of these producing fields. Regional geological analysis and previous reported flow rates indicate an improvement in reservoir quality and thickness over the Norio area and in this part of the Kura Basin the Middle Eocene sequence is anticipated to be over 850 metres (2,788 feet) thick. Other reservoirs that have produced oil in the area include sandstones in the Upper Eocene, Oligocene and Sarmatian sequences.

The MK72 exploration well is testing a potentially large prospect mapped at Middle Eocene level, and is currently cased at a depth of 4,520 metres (14,830 feet), having encountered oil bearing sands in the Oligocene formation which is a secondary objective for the well. Electric logs run over the Oligocene sequence indicate over 100 metres (330 feet) of net pay sands with porosities in the range of 15 to 20%. From the oil shows while drilling and log analysis, these sands appear to be oil bearing. It is planned to test the Oligocene sands once the well has reached total depth. Data obtained from the vertical seismic profile recently run in the well indicates that there is a seismic reflector some 300 metres (984 feet) below the current depth of the well which may be the primary target. It is planned to recommence drilling activities within the next two months, with a planned total depth of 5,100 metres (16,733 feet).

CEO Dr. David Robson commented, “We look forward to the results of the N100H2 horizontal well which is in a historically good producing area of the Ninotsminda Field. The deal on the Norio PSA will now secure us 100% of what we believe is a very promising exploration area with significant potential, in an area of proven hydrocarbons and with potentially good reservoir productivity, just north of proven fields and on trend with our Manavi oil discovery. We are extremely pleased to secure 100% of this attractive acreage and look forward to the results of the MK72 well.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300

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